Longboard Asset Management, LLC Code of Ethics

As of January 2, 2012

This Code of Ethics (the “Code”) forms part of the Compliance Manual of Longboard Asset Management, LLC (“the Firm”), and has been approved by the Members. This Code has been implemented in accordance with Rule 204A-1 of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).  As required under Rule 204A-1, the Firm as an investment adviser registered with the U.S. Securities Exchange

Commission (the “SEC”) is required to maintain a Code of Ethics, distribute such Code and any amendments thereto to all required personnel and review annually the effectiveness of this Code. In addition, the Firm must provide, upon request, a copy of our Code of Ethics to any investor or client wishing to review it.

This Code shall remain in effect until further notice in writing approved by the Members. Any questions of interpretation or implementation should be referred to the Firm’s Chief Compliance Officer, Cole Wilcox.

All Members and employees of the Firm are covered by this Code. Compliance with this Code is mandatory and a condition of your continued association with the Firm.  Any acts believed to be in violation of this policy must be reported immediately to the Chief Compliance Officer who will promptly undertake an investigation of the pertinent facts in consultation with the Members. Violation of this Code is a serious matter and may result in appropriate disciplinary action up to and including termination of employment. In addition, the Firm, as a result of a violation of this policy, may take any other action deemed appropriate or necessary and in the best interests of the Firm, its clients or investors.

A. Standards of Conduct

This Code is designed to protect the best interests of the Firm’s clients and investors and to fulfill pertinent regulatory obligations, including but not limited to the Firm’s obligations under Section 204A of the Advisers Act, Rule 204A-1 and other rules requiring the Firm to monitor and supervise personal trading.

This Code is based on the principle that the Firm is bound by fiduciary duties to its clients and investors. In accordance with such fiduciary duties, this Code is designed to ensure that the Firm’s business is conducted in accordance with the principles of honesty, integrity and professionalism. To that end, it is essential that everyone conduct themselves in an appropriate manner that withstands scrutiny and does not create any appearance of impropriety. In particular, you must:

•

Place the interests of the Firm’s clients before your own interests;

•

Conduct your personal trading in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest;

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Pay strict attention to all other actual or potential conflicts of interests, as may be indicated by this Code such as conflicts that could develop from the receipt of gifts or outside activities;

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Adhere to the fundamental standard that you should not take inappropriate advantage of your position for personal benefit; and

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Comply with all applicable government laws rules and regulations, including but not limited to, the U.S. federal securities laws.

In addition to the foregoing, it is of critical importance that the Firm be able to respond to investor requests and its regulatory requirements in an accurate and timely manner.  Accordingly, information provided to those involved in the preparation of materials for either investors or regulators should be complete, accurate and informative.  In addition, the falsification of any book, record or account relating to the business of the Firm is strictly prohibited.

The effectiveness of this Code depends on your judgment and integrity.  Accordingly, you must be sensitive to the general standard of conduct detailed above and to the purposes of this Code in addition to the specific policies and procedures set forth below.  If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests, and the interests of the Firm and the Firm’s clients and investors, you should immediately consult the Firm’s Chief Compliance Officer.

B. Policy Statement on Insider Trading

The Firm forbids any of its Members or employees from (i) buying and selling securities while in possession of material non-public information, (ii) communicating material nonpublic information to others in violation of the law, or (iii)   assisting someone in these activities    This prohibition applies whether you are transacting on your own account or on account of the Firm’s clients.

Under U.S. federal securities laws, “inside information” is material, nonpublic information about the securities, activities or financial condition of a corporation, public entity or other issuer of securities. Material, nonpublic information concerning market developments may also be construed to be inside information.  For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material.  Likewise, information concerning significant transactions which the Firm intends to execute on behalf of its clients is material information on which you may not transact for your own benefit.

Information is considered to be from an “insider” if it comes from an officer, director, employee or controlling shareholder.  In addition, persons who have a confidential relationship with a company may be deemed “insiders” for the purpose of the rule.  Such persons typically include attorneys, accountants and financial advisers/investment bankers. Note, the prohibitions on ‘insider trading” includes the prohibition on trading in securities by a non-insider while in possession of material non public information where the information was either (i) disclosed to the non-insider in violation of an insider’s duty to keep it confidential or (ii) misappropriated.

Information is “material” if it is likely that a reasonable investor would consider the information important in deciding whether to purchase or sell securities.  Information which is likely to have an impact on market price  is  material.    Examples  of  material  information  include  changes  in  dividend  policies,  earnings estimates, changes in previously released earnings or estimates, manufacturing issues, a pending (unannounced) merger or acquisition, major litigation, cancellation of a major contract or the introduction of a new product.  Information on the pending release of an analyst report or newspaper article may also be considered material, even though such information may not come from a company insider.

Information is “nonpublic” if it has not been disseminated in a manner that makes the information available to investors generally.  This would include information that is disclosed in a report filed with the SEC or publication in the newspaper, a wire service or on the internet.  Information that is disseminated to traders by brokers and institutional analyst is also generally considered public unless there is a reason to believe such information is confidential, selective disclosed to only a few analysts or came from an insider.

Information which the Firm has derived from public information through its own analysis may be used for the benefit of the Firm’s clients even though such information would not otherwise be public.   Such information, however, is proprietary. Members and employees are strictly prohibited from trading on such information for the benefit of their own account and, without the approval of the Chief Compliance Officer, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

“Tipping” is the disclosure of material, nonpublic information about a company or its securities to a third party, when such disclosure is not make strictly for corporate purposes.  The disclosure may be made by an insider of the company, one who has misappropriated the information from the company or from another person, or by anyone who received the information traceable to an insider or one who has misappropriated the information.   Trading on the basis of tipped information is subject to the same laws prohibiting insider trading.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs on the basis of material, nonpublic information that was stolen or misappropriated from another person.  This theory may be used in cases where the source of the information was not a company insider.

If you receive material nonpublic information that comes directly or indirectly from any insider or which you believe may have been misappropriated, do not trade in the underlying Company’s securities for any of the Firm’s clients’ accounts or your own accounts.  Further do not discuss the information with any other person without first consulting the Chief Compliance Officer who may contact the Firm’s legal counsel before determining how to proceed.

Penalties for trading, or merely communicating, material non-public information are severe, both for the individuals involved and the Firm and include substantial fines, damaged up to three times the profit gained or loss, being suspended or barred from employment in a securities related industry and jail sentences.

If you have any questions regarding whether information is material or non-public, you should consult the

Firm’s Chief Compliance Officer.

C. Personal Trading Policy

In order to ensure your personal investment activities are conducted in a manner consistent with the objectives of this Code, other than as explicitly allowed herein, personal investments may only be made through the vehicles managed by the Firm.   If you have any questions about these procedures you should consult the Chief Compliance Officer.

1. All personnel must notify the Administrative Officer in writing of the pertinent details of any brokerage, commodity, bank and/or futures accounts that could hold any securities or futures contracts1 and that are maintained in the name of:

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the individual Member or employee;

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any immediate family member of the individual employee (i.e. spouse or child2)

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any other relative sharing the same house; or

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any other person or entity (e.g. corporation, partnership, trust, foundation, etc.) as to which the Member or employee has discretionary trading authority, has a substantial beneficial economic interest or can obtain ownership of the underlying instruments immediately or at some time in the future.   (Note, however, that, a trust account for the sole  benefit of a spouse over which the employee has neither trading authority nor any beneficial economic interest would not have to be reported for this purpose.)

A form memorandum attached hereto as Annex A shall be used for providing such information; in circumstances contemplated by Section C(7), the form memorandum attached hereto as Annex B shall be used.  These documents will be maintained in the strictest confidence and reviewed only for purposes of compliance with this policy.  This notification procedure applies to existing accounts at the time of dissemination of this policy and any new accounts opened thereafter.

2. This policy applies to all types of trading (e.g. cash, forward, future, option, etc.), in all securities, stocks, bonds. Options, warrants, commodities, currencies, indices and derivative and synthetic contracts thereon in any market as well as interest in privately placement offerings, limited partnerships or other entities, notwithstanding differing laws and regulations applicable to each type of trading.

3. All personal trading must be conducted in accordance with all applicable laws, rules, regulations and interpretations.    In  particular  and  without  limitation,  the  following  types  of  trading  are  strictly prohibited: (i) trading on the basis of material non-public information, i.e., “insider trading” (discussed above in Section B), (ii) trading ahead of execution by the firm for itself or on behalf of any client or affiliate thereof, i.e. “front running”, (iii) trading in such a manner as to constitute a derogation of one’s duties of service to the firm and its clients, (iv) any trading which constitutes a disguised gift, gratuity, bribe or kickback to the employee, and (v) any other trading which constitutes a violation, manipulation or scheme, device or artifice to defraud or steal.

4. Certain trades not prohibited in Section C(3) above are considered pre-approved for purposes of Section C(5) below and no further action or approval is required prior to conducting such trading under this policy. These trades are strictly limited to:

(i)     transactions in shares of regulated open-end management investment companies (“mutual funds”), unit trusts or closed-ended investment companies3;

1 “Securities” includes all  interests or instruments commonly known as a “security” including but not limited to any stock (common, preferred, ordinary, etc), notes, bonds debentures, fixed income securities issued by any state or local government entity, fixed income securities issued by a foreign government, fixed income securities issued by agencies, corporate debt securities, mortgage-backed and other asset-back securities and all derivatives of any such securities (such as options, warrants and ADRs).  “Futures contracts”

include but are not limited to futures contracts and options on futures contracts traded on a U.S. or foreign board of trade, forward contracts, swaps, caps, collar and any OTC options.

2 For the purpose of this policy, the term “child” includes (i) any person who has not yet reached the age of majority and (ii) any accounts of adult children for whom an employee maintains discretion over trading activity and/or a brokerage account.

3 Note, the Firm does not advise, and is not controlled by any company that advises, mutual funds.

(ii)

transactions in any direct obligation of the U.S. Government;

(iii)   money market instruments, including bankers’ acceptances, bank certificate of deposit, commercial paper and other high quality short term debt instruments, including repurchase agreements, with an initial maturity of less than 1 year;

(iv)   purchases which are part of a systematic investment plan or automatic dividend reinvestment plan provided  that notification of the participation in or termination of such plan must be given to the Administrative Officer;

(v)    purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer;

(vi)

Investments in pre-approved 529 and 401(k) plans; and

(vii)  Investments in any IShares or Vanguard ETFs.

It is the responsibility of each employee to ensure that all personal trading complies with these personal trading policies and procedures.  If you are in doubt as to whether a transaction falls under one of the pre- approved transactions outlined above you may not trade without seeking clarification.

6.  Special issues related to initial public offerings and private placements. As opportunities to invest in initial public offerings or private placements are not offered to most individuals, Rule 204A-1 of the Advisers Act specifically requires the pre-clearance of such transactions.   The only exception to such pre- clearance requirement are investments by qualified personnel in the funds offered by the Firm.  All requests for approval should be sent to an Approving Officer; an Approving Officer may not approve transactions for his or her own account.   In considering the approval, the Approving Officer will consider, among other factors, how the opportunity arose, whether it is possible to make the investment opportunity available for the Firm’s clients and if so, whether it should be reserved for the Firm’s clients.   Notwithstanding the foregoing, positions of less than 10% of the total capital of hedge funds whose investments are dissimilar to investments of any of the Firm’s entities, (e.g. oil & gas, real estate limited partnerships, etc.) will generally be approved same day.   Other investments may require additional time to ensure no actual or potential conflict, and accordingly, should be brought to the attention of an Approving Officer as soon as possible.

The Firm may withhold approval on any request submitted under Sections C(5) or C(6) for any reason.

7.  Employees may seek exemption from the requirement of requiring pre-trade approval by a spouse or other relative who has reached the age of majority sharing the same house in accordance with this Section C(7).  Pre-trade approval will not be required for trades initiated by such person who has an independent source of income provided that the following conditions are met:

(i)

The employee does not control or influence the investment decision made by such person;

(ii)       The employee identifies the account for which he or she is seeking exemption and the Firm, as the case may be, continues to receive duplicate copies of confirmation and account statements;

(iii)

The  employee  obtains  prior  written  approval  exempting  such  identified  accounts  by submitting the form attached hereto as Annex B4; and

(iv)

Upon review of trading activity in such account, the Firm is satisfied that no conflicts have developed subsequent to granting the exemption.

8.  All Members and Employees must complete a Quarterly Report by the January 31 April 30, July 31 and October 31, or if such day is not a business day, the first business day thereafter of each quarter.  A form for such report is provided in Annex C.  This report must include listing of  all securities in which you have a beneficial interest (other than those listed as exempted on Annex C) as of the 45 days preceding the filing date of the report.  New Employees are required to provide the same report within 10 business days of the commencement of employment.

9. Violations of the policy may result in a warning, suspension of personal trading privileges or other disciplinary action, including dismissal.   In addition, the Chief Compliance Officer will review accounts periodically to assess whether any other concerns have risen to suggest personal trading is in conflict with interests of clients such as trading in a manner which indicates one is not devoting sufficient time to job responsibilities (e.g. day trading) or excessive trading that represent a high degree of financial risk (e.g. relative to the general size of your account).

D. Confidentiality

Much of the activity conducted by the Firm is confidential. Each Member and employee who comes into possession of or has access to confidential information has a legal and fiduciary duty to keep such information confidential and to prevent it from being improperly disclosed to others outside the Firm. Disclosure or misuse of certain confidential information will be, in some instances, a violation of the criminal law. Under no circumstances may a Member or employee use confidential information for personal gain

The Firm is responsible for safeguarding the confidential information of its clients and investors. The Firm’s privacy policy governs under what circumstances we may provide investor specific information outside the Firm.  Such policy is sent to prospective investors as part of the subscription process and sent to all investors on an annual basis.  A copy of the privacy policy is included in Annex D.   A particular area of concern is ensuring any requests to send investor statements or other investor specific information are made by authorized persons. Accordingly, only limited personnel with access to the subscription documentation, and under the supervision of the Chief Compliance Officer, have the ability to approve such requests.

Employees may have access to information which is not pertinent to one's duties but is nonetheless accessible because of shared files or computer drives or because hard copies are left in plain sight on desk tops, etc. Individuals may also search for such information which they do not have a "need to know" in connection with their duties. Standard precautions against such unauthorized access include: (i) locking desks and cabinets when not in use, (ii) locking computers overnight (iii) the use of computer access codes and passwords and (iv) clearing unattended desk tops, mail drops, etc. No one should be in anyone else's desk without permission.

4 The Firm will make appropriate changes to Annex B in the event the request for exemption relates to an individual other than a spouse.

However, none of these precautions are fail-safe ultimately the Firm relies on the integrity and good judgment of all of its personnel.

Any violation of confidentiality seriously injures the Firm’s reputation and effectiveness. Therefore, please do not discuss confidential Firm business with anyone who does not work for us, and never discuss business transactions with anyone who does not have a direct association with the transaction. Even casual remarks can be misinterpreted and repeated. If you are questioned by someone outside the Firm and you are concerned about the appropriateness of giving them certain information, remember that you are not required to answer, and that we do not wish you to do so. Instead, as politely as possible, refer the request to the Chief Compliance

Officer.

E. Entertainment, Gifts and other Inducements

Relationships with Business Counterparts are a valuable asset of the Firm.  As such, the Firm wishes to foster the development of such relationships by encouraging its Members and employees to attend certain social functions which are sponsored by Business Counterparts. You may accept invitations relating to appropriate entertainment (where lawful) if such entertainment arises in the context of a bona fide business relationship. Acceptable entertainment includes meals, outings, show tickets, sporting events or other similar social activities. Except as disclosed in advance to the Firm, the business contact must attend the function with you and some aspect of the business relationship must be discussed.5

The level of expense incurred by the Business Counterpart must be reasonable in the context of your role at the Firm and the nature of the business relationship. A good rule to consider is whether you would be willing and able to incur such expenses on your own. In cases of doubt, seek approval the Chief Compliance Officer.

Generally speaking, gifts (including tickets to entertainment events where the business counterpart does not attend) of retail value not exceeding U.S. $200) may be retained by the recipient (where lawful). More extravagant gifts.  If the Firm determines the gift or entertainment does not pose a conflict of interest, it may be retained with permission by the Firm.  Otherwise the Firm may determine that the gift should be given to charity or returned. The degree of modesty or extravagance is one of judgment and the advice of the Chief Compliance Officer should be sought in case of doubt.

Policies and procedures of the Firm related to its compliance as an employer with applicable anti-discrimination laws, conditions of employment, hiring, firing, non-discrimination and harassment in connection with race, age, disability, gender, sexual orientation, religion or national origin are matters as to which employees should be particularly sensitive concerning the acceptance of entertainment offers.

While employees may accept certain forms of entertainment and gifts in accordance with the policies and procedures described above, under no circumstances may any employee solicit any of the above nor may any employee accept gifts of cash or cash equivalents, bribes, kickbacks or disguised gratuities (such as any products or services other than those generally available to the public) nor may employees engage in financial transactions or accept any other gifts that are not commensurate with a bona fide business interest of the Firm. Any offers of any such prohibited gifts or gratuities must be immediately reported to the Chief Compliance Officer.

Members may entertain investors and business counterparts as well as give gifts in accordance with the guidelines listed above and the Firm’s travel policy.

None of the foregoing restrictions are intended to apply to gifts based on obvious family or close personal friendships, where the circumstances make it clear that it is a relationship rather than the Firm’s business that is the motivating factor.

F. Political Contributions

It is the Firm’s policy to comply with all federal and state election campaign laws.

Moreover, while the Firm does not intend to provide advisory service, directly or indirectly, to state or local plans or to any other government entities, the Firm wishes to ensure its policies and procedures are sufficient to meet the restrictions set by Rule 206(4)-5. While you have the right to participate in the political process by making personal contributions from personal funds, you cannot be reimbursed or otherwise compensated by the Firm for any such contribution. Moreover, it is your responsibility to ensure compliance with applicable legal limits.

Finally, in order to ensure the Firm is able to comply with the Rule 206(4)-5, in the event the Firm wishes to engage in business which would fall within the scope of Rule 206(4)-5, the Firm may (1) request a list of all contributions made by any Member or employees for any prior 2 year period as well as (2) restrict the level of contributions you may make to a candidate.6

G. Outside Activities

Members and employees are expected to devote their ability to the Firm’s interests during regular working hours and such additional time as may be properly required. Any outside activities, including other employment, which could interfere with your responsibilities, must be disclosed to the Chief Compliance Officer. As becoming a Director of another company has additional implications, you must seek approval to serve in such capacity or similar capacity from the Management Committee or the Chief Compliance Officer. It

is important to note that becoming a director of a public company can trigger reporting obligations under Section 16(a) of the U.S. Securities Exchange Act should the funds transact in the security of such company. Accordingly, prior to providing approval to become a director of a public company, the Firm will need to consider carefully how it will monitor fund transactions to ensure compliance with federal securities laws.

6 Rule 206(4)-5 (more commonly known as the “Pay to Play” Rule) prohibits receiving compensation for advisory services to a government entity (including state and local plans) for a two-year period after an adviser or a covered associate makes a political contribution to an official in a position to influence the award of advisory business.  The rule applies to direct advisory services as well as investment by a state or local plan into a fund managed by the advisor. There is a de minimis exception for contributions of (i)

$350 per candidate per election, if you are entitled to vote on the candidate or (ii) $150 per candidate per election if you are not entitled vote.

H. Review of Other Conflicts of Interests

The Chief Compliance Officer will review the Firm’s business periodically to ensure that issues related to conflicts of interests between the Firm and its clients and investors are properly handled and adequate disclosure has been provided to its clients and investors. In addition, Members and employees are required to act in a manner which does not conflict or appear to conflict with the interests of the Firm and its clients and investors.

If faced with in a situation involving a potential conflict, you must disclose the issue immediately to the Chief

Compliance Officer.

I. Exemptive Relief

The Chief Compliance Officer will review and consider any proper request by a Member or Employee for relief or exemption from any restriction, limitation contained in this Code of Ethics which may cause a hardship, involve unforeseen or involuntary situations or other special circumstances where no abuse is involved and does not convey the appearance of impropriety. Any such approval shall be appropriately documented and maintained by the Administrative Officer.

J. Reporting of Violations

Any violation of the Code must be promptly reported to the Chief Compliance Officer, or if unavailable, to the Administrative Officer who will contact the Chief Compliance Officer. Any such reports will be treated confidentially and investigated promptly and, if appropriate, brought to the attention of the Members.

Violations may result in disciplinary action, including but not limited to, a warning or reprimand, suspension or dismissal.

K. Recordkeeping

In addition to the records required by the Personal Trading Policy outlined in Section C of this Code, the Firm is required to maintain the following records with respect to the Code:

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A copy of each Code in effect at any time for the past five years;

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A record of any violation of the Code and any resulting action taken for five years from the date the violation occurred;

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A record of all written acknowledgments of receipt of the Code and any amendments made thereto by all Member and employees;

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A record of any exemption or waiver from the provisions of the Code; and

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A record of the annual review of the Code to determine the adequacy and effectiveness of its implementation.

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A record of the names of persons who are currently or within the past 5 years were access persons7;

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A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons for at least 5 years after the end of the fiscal year in which the approval was granted.

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A record of each report made by an access person, including any information provided in lieu of such reports.

7 An “access person” includes (i) all Members of the Firm, (ii) any employee who has access to timely information relating to investment management activities, research and/or client portfolio holdings or in the course of their duties regularly receive access to client trading activity or (iii) any other person designated by the Chief Compliance Office to be an access person.

The Administrative Officer is responsible for maintaining the documentation outlined above.

L. Annual Compliance Certification

The Firm will require all Members and employees to certify annually that (i) they have received, read and understand the terms of this Code of Ethics (as they may be amended) and recognize the responsibilities and obligations incurred by their being subject to this Code and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal trading policy contained in the Code.

Annex A

MEMORANDUM

To:

Administrative Officer

Re:

Personal Trading Accounts

Date:

From:

(Print Name)

Signature:

In accordance with the policy of Longboard Asset Management, LLC in respect of personal trading by employees, following are the particulars of all brokerage or trading accounts in my name, (or in the name of my family members or other entities such as trusts, partnerships, corporations or foundations and over which I either exercise direct or indirect discretionary trading authority or have a substantial beneficial economic interest).  I hereby authorize you on behalf of Longboard Asset Management, LLC to request duplicate confirmations and account statements from these accounts be sent to your attention in accordance with the policy.  I understand these statements will be reviewed in respect to the policy and otherwise maintained in the strictest confidence.  I will notify you in the future if I open new accounts covered by the policy so that similar information may be requested at that time.

1.

Account Name: Broker/Dealer/Bank: Address:

Account Number:

Contact Name/Phone Number:

2.

Account Name: Broker/Dealer/Bank: Address:

Account Number:

Contact Name/Phone Number:

3.

Account Name: Broker/Dealer/Bank: Address:

Account Number:

Contact Name/Phone Number:

(Please use additional sheets if necessary for other accounts.)

PLEASE NOTE: If you currently do not have any accounts to be reported, please indicate below.

I HAVE NO CURRENT ACCOUNTS:

Annex B

MEMORANDUM

To:

Administrative Officer

Re:

Personal Trading Accounts

Date:

 From:

(Print Name)

Signatures:

 (Employee)

(Spouse)

In accordance with the policy of Longboard Asset Management, LLC in respect of personal trading by employees, I am requesting an exception from the pre-trade approval requirements for trades undertaken by my spouse in the following brokerage or trading accounts.   I represent and warrant that my spouse has an independent source of income and I do not control or influence the investment decisions made in this account.   I further represent and warrant that I am bound by terms of a confidentiality agreement and accordingly do not share with my spouse any information regarding the trading activities of Longboard Asset Management, LLC.

My spouse and I hereby authorize you on behalf of Longboard Asset Management, LLC to request duplicate confirmations and account statements from these accounts be sent to your attention in accordance with the policy.  I understand these statements will be reviewed in respect to the policy and otherwise maintained in the strictest confidence.

I understand that this exception only applies to the accounts identified below and I further understand that this exception may be revoked at any time in the discretion of Longboard Asset Management, LLC.

1.

Account Name: Broker/Dealer/Bank: Address:

Account Number:

Contact Name/Phone Number:

2.

Account Name: Broker/Dealer/Bank: Address:

Account Number:

Contact Name/Phone Number:

(Please use additional sheets if necessary for other accounts.)

Longboard Asset Management, LLC Annual Holdings Report

Annex C

I hereby certify that the following is a complete listing of all securities in which I have a beneficial interest as of the following date                                               .

Note:   The term “securities” includes any interest or instrument commonly known as a security including all stocks, bonds, options, warrants, futures, securities acquired in privately placed offerings, financial commodities, other derivative products and interests in limited partnerships or other entities.  Notwithstanding the foregoing, you do not need to report direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; shares issued by money market funds, or shares issued by open-ended mutual funds or registered unit trusts .   You must complete this form for each account in which you have a beneficial interest as detailed in Section C(1) of the Code (regardless as to whether you have received an exemption under Section C(7) from the pre-approval process).

Name of Security (including maturity date and interest rate for debt securities	Ticker Symbol or CUSIP number	Type of Security	Shares or Principal Amount	Broker Name

Use additional sheets if necessary.  You may attach copies of brokerage statements which are dated within 45 days of this report rather than listing holdings separately but must complete this form for any holdings which would not appear on such brokerage statements (such as interest in limited partnerships or other privately placed offerings).

PLEASE NOTE: If you currently do not have any accounts to be reported, please indicate below.

I HAVE NO CURRENT ACCOUNTS:

Print Name

Signature

Date

Please return this form to the Chief Compliance Officer by January 31 of each calendar year, or the first business day thereafter (current employees) and within 10 business days of the date of employment (new employees).

Annex D

PRIVACY POLICIES

Financial institutions like Longboard Asset Management, LLC are required to provide privacy policy notices to their clients.  We believe that protecting the privacy of your nonpublic personal information (“personal information”) is of the utmost importance. Personal information is nonpublic information about you that is personally identifiable and that we obtain in connection with providing a financial product or service to you. For example, personal information includes information regarding your account balance and investment activity. This notice describes the personal information that we collect about you, and our treatment of that information.

•

We collect personal information about you from the following sources:

(i)  Information we receive from you on fund subscription documents and related forms (for example, name, address, Social Security number, birth date, assets, income, and investment experience).

(ii) Information about your transactions with us, our affiliates, or others (for example, account activity and balances).

•

We do not disclose any personal information we collect, as described above, about our customers or former customers to anyone other than in connection with the administration, processing and servicing of customer accounts or to our accountants, attorneys and auditors, or otherwise as permitted by law.

•

We restrict access to personal information we collect about you to our personnel who need to know that information in  order  to provide  products  or  services  to you.    We maintain  physical, electronic  and  procedural controls  in complying with federal standards to safeguard your nonpublic personal information.

•

We reserve the right to change this Notice, and to apply changes to information previously collected, as permitted by law.  We will inform you of any changes as required by law.

If you have any questions or concerns regarding this policy please contact Mr. Chris Camberlango at (602) 910-6960.